Exhibit 33.1

Execution Version

FIRST AMENDMENT
TO
MASTER EQUIPMENT FINANCING AGREEMENT

     This First Amendment (this “First Amendment”) to Master Equipment Financing Agreement is entered into by and between NII Holdings (Cayman), Ltd., a company incorporated under the laws of the Cayman Islands (“NII Cayman”); Nextel del Peru, S.A., a corporation organized under the laws of Peru (“Nextel Peru”); Teletransportes Integrales, S.A. de C.V., a corporation organized under the laws of Mexico (“Nextel Teletransportes”) (collectively, NII Cayman, Nextel Peru, and Nextel Teletransportes, the “Borrowers”), the Lenders (hereinafter defined), Motorola Credit Corporation, a corporation duly organized under the laws of the State of Delaware (“MCC”), as administrative agent (in such capacity, the “Administrative Agent”), and MCC, in its capacity as a lender (in such capacity, the “Lender”) and Citibank, N.A., a national banking association, not in its individual capacity, but solely as collateral agent under the Intercreditor Agreement (as defined below) (in such capacity, the “Collateral Agent”) for the Lenders.

W I T N E S S E T H:

     WHEREAS, the Borrowers, the Collateral Agent, the Administrative Agent and the Lender are party to that certain Master Equipment Financing Agreement, dated as of November 12, 2002 (as the same may heretofore have been or may hereafter be further amended or modified, the “Financing Agreement”; capitalized terms used herein and not otherwise defined herein having the meanings assigned thereto in the Financing Agreement);

     WHEREAS, there have been no Advances in respect of the Tranche A Commitment and the Borrowers have agreed to terminate, under Section 2.5(b)(ii) of the Financing Agreement, the Tranche A Commitment without any Advances being made in respect thereof;

     WHEREAS, the Borrowers have requested that the Agents and the Lender agree to certain amendments to the Financing Agreement; and

     WHEREAS, subject to the terms and conditions set forth herein, the Agents and the Lender are willing to undertake certain amendments to the Financing Agreement.

     NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Borrowers, the Agents and the Lender hereby agree as follows:

     SECTION 1. AMENDMENTS.

     Upon the satisfaction by the Borrowers of the conditions precedent set forth in Section 2.1 below, and, to the extent referenced therein, Section 2.2 below, and in reliance on the warranties of the Borrowers set forth in Section 3 below, the Financing Agreement shall be hereby amended and modified as follows:

1.1	The definition of “Interest Payment Date” set forth in Section 1.1 of the Financing Agreement shall be hereby amended in its entirety as follows:

“Interest Payment Date” means June 30th and December 31st of each year.

1.2	The definition of “Permitted Indebtedness” set forth in Section 1.1 of the Financing Agreement shall be hereby amended as follows:

(i)	prior to the satisfaction of the conditions in Section 2.2, by (A) inserting the phrase “, (s)” after the phrase “described in clause (p)” which appears in clause (i), (B) deleting the word “and” at the end of clause (q), inserting the word “and” at the end of the clause (r) and (C) inserting the following as a new clause following clause (r):

(s)	Permitted Senior Note Refinancing Indebtedness;

(ii)	following the satisfaction of the conditions in Section 2.2, by amending and restating such definition in its entirety as follows:

“Permitted Indebtedness” means, collectively,

(a) (i) the Obligations and guarantees in respect of the Obligations and (ii) Indebtedness in an aggregate principal amount of $180,820,855 at scheduled maturity incurred pursuant to the Senior Notes and guarantees in respect of such Indebtedness;

(b) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $50 million for all Restricted Group Members (other than NII Brazil), collectively, less any amount of such Indebtedness permanently repaid as provided under Section 4.10 of the Senior Notes Indenture (as in effect on July 29, 2003);

(c) Indebtedness (other than Indebtedness of NII Brazil) (i) to the Company or NII Cayman evidenced by an unsubordinated promissory note or (ii) to any other Restricted Group Member; provided, that any event that results in any such

Restricted Group Member ceasing to be a Restricted Group Member or any subsequent transfer of such Indebtedness (other than to NII Cayman or another Restricted Group Member) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (c);

(d) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (a)(ii) (b), (c), (e), (f), (g) or (h) of this definition and other than the Indebtedness in respect of the Senior Notes) or any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus required premiums, accrued interest, and fees and expenses paid to Persons who are not Affiliates of NII Cayman); provided that in no event may Indebtedness of the Company or NII Cayman be refinanced by means of any Indebtedness of any other Restricted Group Member pursuant to this clause (d);

(e) Indebtedness (i) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (ii) under Hedge Agreements; provided, that such agreements (x) are designed solely to protect any Restricted Group Member against fluctuations in foreign currency exchange rates or interest rates and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or (iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any Restricted Group Member pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Equity Interests in any Restricted Group Member (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Restricted Group Members Incurring such Indebtedness in connection with such disposition;

(f) Permitted Senior Notes Refinancing Indebtedness; provided that such Indebtedness is applied within 30 days of the incurrence thereof to the repayment of an equivalent amount of the Indebtedness in respect of the Senior Notes;

(g) Guarantees by the Company of Permitted Sale-Leaseback Transactions; guarantees of Indebtedness Incurred under clause (b) of this definition; and guarantees of other Indebtedness of the Company or NII Cayman by any Restricted Group Member, provided, that the guarantee of such Indebtedness is permitted by and made in accordance with Section 9.2 hereof; and

(h) Indebtedness Incurred as part of a Permitted Sale-Leaseback Transaction.

As used in this definition, the terms “Equity Interests”, “Incur”, “Incurred”, “Incurrence”, “Restricted Group Members” and “NII Brazil” have the meanings provided therefor in the Senior Notes Indenture (as in effect on July 29, 2003) and any terms used therein which are defined in the Senior Notes Indenture shall have the meanings provided therefor in the Senior Notes Indenture (as in effect on July 29, 2003).

1.3	The definition in Section 1.1 of “Permitted Liens” shall be hereby amended as follows:

(i)	prior to the satisfaction of the conditions in Section 2.2, by amending clause (t) of the definition thereof in its entirety to read as follows:

(t) (i) Liens securing the obligations under the Senior Notes and the Guarantees of the Company, the Borrowers, the Restricted Affiliates, the Supplemental Credit Parties, and their Subsidiaries as listed on Schedule 1.1(e) of the Borrowers’ obligations under the Senior Notes provided that such Liens have the relative priority as provided in the Intercreditor Agreement and (ii) Liens securing the obligations under the Permitted Senior Note Refinancing Indebtedness provided that the intercreditor agreement requirements set forth in clause (vi)(B) of the definition of “Permitted Senior Note Refinancing Indebtedness” are satisfied prior to the creation of any such Liens; and

(ii)	following the satisfaction of the conditions in Section 2.2, by amending and restating clause (h) of such definition in its entirety as follows:

(h) Liens securing Permitted Indebtedness of the type described in clauses (b) and (d) (to the extent of the Collateral securing the Indebtedness being refinanced) of the definition thereof so long as the subject Indebtedness is pari passu (as to remedies, payment and collateral) with, and not senior to, the Obligations;

1.4	Section 1.1 shall be further amended by inserting, in alphabetical order, the following defined term:

“Permitted Senior Note Refinancing Indebtedness” means Indebtedness which is incurred solely for the purpose of refinancing the Indebtedness in respect of the Senior Notes, which refinancing Indebtedness meets each of the following criteria: (i) such Indebtedness shall be applied within 30 days of the incurrence thereof to the repayment of an equivalent amount of Indebtedness in respect of the Senior Notes, (ii) such Indebtedness shall have a final maturity date which is at least one year and one day after the scheduled maturity of the Obligations, (iii) there shall be no principal amortization or redemptions required or scheduled under the terms of such Indebtedness prior to the payment in full of the Obligations, (iv) prepayments of principal of such Indebtedness shall be prohibited pursuant to the terms hereof, (v) the application of such Indebtedness to refinance the Senior Notes does not occur until the obligations under the EFA have been satisfied in full (except for indemnification obligations under the EFA which survive termination of the EFA) and (vi) either (A) such Indebtedness shall be unsecured or (B) if such Indebtedness is secured (whether initially or subsequent to its incurrence and whether as a result of an exception to the prohibitions on Liens set forth in Section 9.4 or otherwise) the holders of such Indebtedness shall be bound by the provisions of either (1) the Intercreditor Agreement (to the extent such terms are or would be otherwise applicable to the terms of the Senior Notes) or (2) a new intercreditor agreement reasonably acceptable to the Required Lenders.

1.5	Clause (b) of Section 2.4 of the Financing Agreement shall be hereby amended in its entirety to read as follows:

(b) The Borrowers shall pay to the Administrative Agent the principal of the Tranche B Advance made by the Tranche B Lender in six (6) consecutive semi-annual installments on the Payment Dates (provided that the last such payment shall be in an amount sufficient to repay in full the remaining principal amount of such Advance), with the amount of the installment paid on each Payment Date to be equal to the principal amount indicated opposite the such Payment Date as indicated below.

Outstanding Principal
Payment Date	Payable on such Payment Date

June 30, 2005	$20,833,333.33
December 31, 2005	$20,833,333.33
June 30, 2006	$20,833,333.34
December 31, 2006	$20,833,333.33
June 30, 2007	$20,833,333.33
December 31, 2007	$20,833,333.34

1.6	Section 2.5 shall be hereby amended as follows:

(i)	prior to the satisfaction of the conditions in Section 2.2, by amending clause (ii) thereof to read as follows:

(ii)	To the extent that the aggregate amount of the Net Cash Proceeds of all equity issuances and debt incurrences (including pursuant to Permitted Sale-Leaseback Transactions and other incurrences of Permitted Indebtedness but excluding (A) Indebtedness incurred as the Tranche B Advance, as principal owing under the EFA or as a Financing Method Obligation (or a similar type of obligation incurred by McCaw Brazil, Nextel Brazil or a Subsidiary thereof) and (B) Permitted Senior Note Refinancing Indebtedness which is applied within 30 days of the incurrence thereof to the repayment of an equivalent amount of Indebtedness under the Senior Notes) since the Closing Date (other than pursuant to the Reorganization Plan) by the Borrowers, the Company, a Restricted Affiliate, McCaw Brazil or a Subsidiary of McCaw Brazil (or a combination thereof), are in excess of $250,000,000, the Borrowers shall prepay Advances in an amount equal to 50% of such excess.

(ii)	following the satisfaction of the conditions in Section 2.2, by amending clauses (i), (ii), (iii) and (iv) thereof to read as follows:

(i) [Reserved].

(ii) To the extent that the aggregate amount of the Net Cash Proceeds of all equity issuances and debt incurrences (including incurrences of Permitted Indebtedness but excluding (A) Indebtedness incurred as the Tranche B Advance, as principal owing under the EFA or as a Financing Method Obligation (or a similar type of obligation incurred by McCaw Brazil, Nextel Brazil or a Subsidiary thereof), (B) Permitted Senior Note Refinancing Indebtedness which is applied within 30 days of the incurrence thereof to the repayment of an equivalent amount of Indebtedness under the Senior Notes and (C) the first $100,000,000 of Indebtedness in respect of all Permitted Sale-Leaseback Transactions incurred on or after the Closing Date, whether incurred in a single transaction, a series of transactions or in unrelated transactions) since the Closing Date (other than pursuant to the Reorganization Plan) by the Borrowers, the Company, a Restricted Affiliate, McCaw Brazil or a Subsidiary of McCaw Brazil (or a combination thereof), are in excess of $250,000,000, the Borrowers shall prepay Advances in an amount equal to 50% of such excess.

(iii) Within 12 months of an Asset Sale, the Net Cash Proceeds from such sale shall be applied pursuant to Section 4.2 of the Intercreditor Agreement under the heading “With Respect to Proceeds of MEFA Collateral” unless, at the Company’s election, such Net Cash Proceeds are invested in assets related to the business of the Company and its Restricted Affiliates in the manner permitted under Section 4.04 of the Senior Notes Indenture; and

(iv) [Reserved].

1.7	Clause (ii) of Section 8.2 shall be hereby amended by deleting the phrase which begins “, in each case audited and reported on by Deloitte” and ends “and prepared in accordance with GAAP”.

1.8	Clause (ii) of Section 8.3 shall be hereby amended by deleting the phrase which begins “which shall be certified” and ends “prepared in accordance with GAAP”.

1.9	Clause (a) of Section 8.15 shall be hereby amended in its entirety to read as follows:

(a) a Consolidated Leverage Ratio of not greater than: (A) 4.75 to 1 during the period from June 30, 2003 to and including December 31, 2004; (B) 3.5 to 1 during the period from January 1, 2005 to and including December 31, 2005; (C) 2.5 to 1 during the period from January 1, 2006 to and including December 31, 2006; and (D) 2.0 to 1 on any day after December 31, 2006; it being understood that the term “Consolidated Leverage Ratio”, as used herein, shall have the meaning provided therefor, mutatis mutandi, in the Senior Notes Indenture as in effect on the date hereof (without regard to any subsequent amendments or supplements thereto, or other modifications, thereof occurring on or after the Effective Date, unless consented to in writing by the Required Lenders; it being further understood that in determining, as of any date, the Consolidated Leverage Ratio, there shall be excluded from the calculation thereof any Indebtedness consisting of Permitted Senior Note Refinancing Indebtedness to the extent both (i) such Permitted Senior Note Refinancing Indebtedness has been outstanding for less than 30 days and (ii) such Permitted Senior Note Refinancing Indebtedness has not been applied to the repayment of an equivalent amount of Senior Notes.

1.10	Section 8.18 shall be hereby amended in its entirety to read as follows:

Section 8.18 [Reserved.]

1.11	The last paragraph of Section 8.19 shall be replaced in its entirety by the following text:

Nextel Chile may, at any time prior to the date that the aggregate Investments by the Company, the Borrowers and their Affiliates in Nextel Chile and its Subsidiaries exceeds $50,000,000, close on a joint venture with a Chilean telecommunications services provider. To the extent the joint venture is not closed prior to the date that the aggregate Investments by the Company, the Borrowers and their Affiliates exceeds $50,000,000, Nextel Chile shall pledge all of its assets as additional security for this Agreement in the same manner as the Persons listed on Schedule 6.1 including all supporting legal opinions to give effect thereto. Such assets, if so pledged, shall remain pledged notwithstanding such aggregate investments thereafter being $50,000,000 or less. The amount of such Investments shall be measured on a cost basis and shall not be reduced for returns of capital, repayments or other payments or distributions from Nextel Chile. At any time that a joint venture is entered into, all rights of the Company and its Subsidiaries in respect of such joint venture, including any equity interests therein, shall be made subject to a security interest in favor of, and pledged to, the Collateral Agent to secure the Obligations.

1.12	Section 9.1 is shall be hereby amended as follows:

(i)	inserting “(i)” immediately following the phrase “directly or indirectly) other than”; and

(ii)	inserting prior to the semicolon following the first occurrence of the phrase “Permitted Indebtedness”, the phrase “and (ii) Indebtedness which, after giving effect to the incurrence thereof, would not cause a Default or Event of Default to exist under Section 8.15(a) hereof”.

1.13	Section 9.4 shall be hereby amended by changing the reference therein to “Clause (e) of the definition of Permitted Indebtedness” to a like reference to “Clause (b) of the definition of Permitted Indebtedness”.

1.14	Section 9.6(b) shall be amended by inserting, immediately after the phrase “or (ii) any of the Senior Notes” (and before the “,”), the following parenthetical phrase:

(unless such purchase, redemption, retirement or acquisition, is made with the proceeds of Permitted Senior Note Refinancing Indebtedness, which Permitted Senior Note Refinancing Indebtedness shall have been outstanding for no more than 30 days prior to the consummation of such purchase, redemption, retirement or acquisition)

1.15	Section 9.7 shall be amended by changing the phrase “subsections 11.1(t), (u) or (v) hereof or (ii) the Company applies the net proceeds from such issuance to the prepayment of the Obligations” at the end of clause (i) to a like reference to “subsections 11.1(t), (u) or (v) hereof or (ii) the Company applies at least 95% of the net proceeds from such issuance to the prepayment of the Obligations and/or the obligations of the borrower under the EFA; provided that, in the case of this clause (ii), if the EFA obligations have been fully repaid and at least $100,000,000 of the principal amount of the Obligations have been prepaid, then the Company may apply less than 95%, but must apply at least 25%, of the net proceeds from such issuance to the prepayment of the Obligations”;

1.16	Clauses (j) and (l) of Section 9.9 shall be amended as follows:

(i)	by adding the phrase “(with compliance determined as if such Restricted Affiliate is listed on Schedules 1.1(c) and 6.1 whether or not such Restricted Affiliate is so listed)” immediately prior to the “;” appearing at the end of each such clause and

(ii)	by replacing, in each instance, the parenthetical phrase “(other than Nextel Argentina Parent or any of its Subsidiaries)” with the parenthetical phrase “(which, solely for purposes of this clause, shall include McCaw Brazil, Nextel Brazil and the Subsidiaries of Nextel Brazil as listed on Schedule 1.1(d), notwithstanding the general exclusion of Supplemental Credit Parties from the definition of ‘Restricted Affiliate’)”.

1.17	Clause (p) of Section 9.9 shall be amended by inserting the phrase “or McCaw Brazil” after each occurrence of the phrase “Nextel Brazil” appearing in such clause.

1.18	Section 9.12 shall be amended as follows:

(i)	changing the phrase “Permitted Handset Financing and” to “Permitted Handset Financing,” and

(ii)	inserting the phrase “prepayments and redemptions of the Senior Notes in each case solely to the extent consummated as a refinancing in accordance with the parenthetical clause in Section 9.6(b)(ii) and” immediately before the phrase “except for prepayments on intercompany indebtedness”.

1.19	Notwithstanding anything in the Financing Agreement to the contrary, including, without limitation, the definition of “Interest Period” and the provisions of Section 2.8, (i) the Interest Period for all LIBOR Advances shall be 6 calendar months, (ii) each such Interest Period can only commence on an Interest Payment Date and (iii) each such Interest Period shall end on the end of the day immediately preceding an Interest Payment Date.

1.20	By their execution hereof, the Borrowers acknowledge and agree that, in accordance with Section 2.5(b)(ii) of the Financing Agreement, the Tranche A Commitment is hereby terminated without any Advances being made in respect thereof and without need for any further action on the part of the Borrowers, the Lender or the Agents (irrespective of whether the conditions set forth in Section 2 have been satisfied by the Borrowers or waived by the Lender.)

     SECTION 2. CONDITIONS PRECEDENT.

2.1	As conditions precedent to the effectiveness of each of the amendments contained in Section 1 hereof, the Borrowers shall have delivered to the Agents and the Lender (unless the Lender shall have waived such requirements, or any portion thereof, in writing):

(i)	a counterpart of this First Amendment, duly executed and delivered and appropriately dated and in form and substance satisfactory to the Agents and the Lender; and

(ii)	an Acknowledgement and Consent, in the form attached hereto, duly executed by each of the Guarantors.

2.2	As a further condition precedent to the effectiveness of the amendments in Sections 1.2(ii), 1.3(ii), 1.5, 1.6(ii) through and including 1.10, 1.12, 1.13, 1.16 and 1.17, the Borrowers shall have delivered to the Agents and the Lender (unless the Lender shall have waived such requirements, or any portion thereof, in writing) the items referred to below and shall have taken the actions described below (in all cases in form, substance and manner acceptable to the Lender):

(i)	the Borrowers shall have prepaid at least $100,000,000 in principal amount of the Obligations on or before 2:00 p.m. (Chicago time) on December 31, 2003;

(ii)	all amounts owing under the EFA shall be paid in full in cash and there shall remain no outstanding principal, interest or other obligations in respect of the EFA (other than indemnification obligations which survive termination of the EFA);

(iii)	the Borrowers shall have delivered opinions of counsel from local and United States counsel with respect to the continuing effectiveness of all guarantees and collateral granted by the Borrowers and the Guarantors in respect of the obligations owing, directly or indirectly, by such Persons in respect of the Financing Agreement;

(iv)	the Borrowers shall have executed, delivered and made all additional filings necessary, or advisable, in the reasonable opinion of counsel to the Lender, to continue the effectiveness of the obligations owing, directly or indirectly, by the Borrowers and the other Guarantors in respect of the Financing Agreement; and

(v)	the Borrowers shall have delivered such other documents as the Lender or either Agent may reasonably request.

     SECTION 3. REPRESENTATIONS AND WARRANTIES.

     To induce the Agents and the Lender to enter into this First Amendment, the Company hereby represents and warrants to the Agents and the Lender as of the date hereof (and shall be deemed to represent and warrant as of the initial date of effectiveness of this First Amendment and as of the date the condition in Section 2.2(i) is satisfied) that:

     (a)      the representations and warranties contained in the Financing Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof except for representations and warranties that speak as of a particular date, in which case such representations and warranties are true as of such date;

     (b)      the consolidated audited balance sheets of the Company and its Subsidiaries and consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries each as of December 31, 2002, and all other information and data heretofore furnished by the Company, or any agent of the Company on behalf of the Company to the Administrative Agent, including, the quarterly (each as at June 30, 2003) consolidated balance sheets and consolidated statements of operations, changes in stockholders’ equity and cash flows, have been prepared in accordance with GAAP and fairly present the condition and results of operations of the Company and its Subsidiaries as of such dates or for such periods;

     (c)      the consolidated audited balance sheets of each of the Borrowing Affiliates and their respective Subsidiaries and consolidated statements of operations, stockholders’ equity and cash flows of each of the Borrowing Affiliates and their respective Subsidiaries, each as at December 31, 2002, have been prepared in accordance with GAAP and fairly represent in all material respects the condition and results of operations of such Borrowing Affiliate and its Subsidiaries as of such dates or for such periods;

     (d)      the execution, delivery and performance of this First Amendment, in accordance with its terms, and the satisfaction of the conditions precedent hereunder, does not and will not: (i) conflict with or violate (A) the organizational documents of any Borrower, (B) any Governmental Rule applicable to any Borrower or their respective subsidiaries (or the property of such Persons or their respective subsidiaries) or (C) with any material contract applicable to either of such Persons (including, without limitation, the Senior Notes Indenture), (ii) result in the creation of any Lien prohibited under the terms of the Financing Agreement;

     (e)      all Governmental Approvals, if any, required in connection with the transactions contemplated hereby have been obtained and remain in full force and effect and the Borrowers and their respective subsidiaries are in full compliance with the terms thereof;

     (f)      after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing.

     SECTION 4. GENERAL.

4.1 Reservation of Rights; Subsequent Adjustment. The Borrowers acknowledge and agree that the execution and delivery of this First Amendment shall not be deemed (i) to create a course of dealing or otherwise obligate the Agents or the Lender to forbear or execute similar amendments under the same or similar circumstances in the future, or (ii) as a waiver by the Agents or the Lender of any covenant, condition, term or provision of the Financing Agreement or any of the other Credit Documents, and the failure of the Agents or the Lender to require strict performance by the Company or any other Credit Party of any provision thereof shall not waive, affect or diminish any right of the Agents or the Lender to thereafter demand strict compliance therewith. The Agents and the Lender hereby reserve all rights granted under the Financing Agreement, the other Credit Documents and this First Amendment.

4.2 Full Force and Effect. As hereby modified, the Financing Agreement and each of the other Credit Documents shall remain in full force and effect and each is hereby ratified, approved and confirmed in all respects.

4.3 Affirmation. The Borrowers hereby affirms its obligations under Section 4 of the Financing Agreement and agrees to pay on demand all reasonable costs and expenses of the Agents and the Lender in connection with the preparation, execution and delivery of this First Amendment and all instruments and documents delivered in connection herewith.

4.4 Successors and Assigns. This First Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Agents and the Lender and the respective successors and assigns of the Borrowers, the Agents and the Lender.

4.5 Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same First Amendment.

4.6 Credit Document. This First Amendment shall be deemed for purposes of Section 13 of the Financing Agreement to be a Credit Document and the provisions thereof (including, without limitation, the provisions of Section 13.3 with respect to the application of New York law as the governing law) shall be applicable hereto, mutatis mutandi.

* * * * *

     IN WITNESS WHEREOF, the Borrowers, the Agents and the Lender have executed this First Amendment as of the 29th day of July, 2003.

BORROWERS:

NII HOLDINGS (CAYMAN), LTD

By:_________________________ Name:_______________________ Title:________________________

NEXTEL DEL PERU, S.A.

By:_________________________ Name:_______________________ Title:________________________

TELETRANSPORTES INTEGRALES, S.A. DE C.V.

By:_________________________ Name:_______________________ Title:________________________

LENDER:

MOTOROLA CREDIT CORPORATION

By:_________________________ Name:_______________________ Title:________________________

AGENTS:

MOTOROLA CREDIT CORPORATION, as Administrative Agent

By:_________________________ Name:_______________________ Title:________________________

CITIBANK NA, as Collateral Agent

By:_________________________ Name:_______________________ Title:________________________

ACKNOWLEDGMENT AND CONSENT

     For the avoidance of doubt, and without limitation of the intent and effect of Section 5, as applicable, of its Guarantee (whether denominated as a guarantee, a Fiança or otherwise) or of any Security Documents (as such terms are defined in the Master Equipment Financing Agreement referred to in the First Amendment to Master Equipment Financing Agreement (the “Amendment”), to which this Acknowledgement and Consent is appended), each of the undersigned hereby unconditionally and irrevocably (i) acknowledges receipt of a copy of the Master Equipment Financing Agreement and the Amendment, and (ii) consents to all of the terms and provisions of the Master Equipment Financing Agreement as amended by the Amendment.

     Capitalized terms which are used herein without definition shall have the respective meanings ascribed thereto in the Master Equipment Financing Agreement referred to herein. This Acknowledgement and Consent is for the benefit of the Lenders and the Agents and their respective successors and assigns. No term or provision of this Acknowledgment and Consent may be modified or otherwise changed without the prior written consent of the Agents, given as provided in the Master Equipment Financing Agreement. This Acknowledgement and Consent shall be binding upon the successors and assigns of each of the undersigned. This Acknowledgement and Consent may be executed by any of the undersigned in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Acknowledgement and Consent as of July 29, 2003.

NII Holdings, Inc.
Nextel International (Services), Ltd.
Nextel International Investment Company
McCaw International (Brazil), Ltd.
Airfone Holdings, Inc.
Nextel International (Mexico), Ltd.
Nextel International (Uruguay), Inc.
Nextel International (Indonesia) LLC
Nextel International (Peru) LLC

By:	______________________
ROBERT J. GILKER VICE PRESIDENT

Transnet del Peru S.R.L.
Comunicaciones Nextel de Mexico, S.A. de C.V.
Sistemas de Comunicaciones Troncales, S.A. de C.V.
Prestadora de Servicios de Radiocomunicacion, S.A. de C.V.
Radiophone, S.A. de C.V.
Fonotransportes Nacionales, S.A. de C.V.
Servicios Protel, S.A. de C.V.
Nextel de Mexico, S.A. de C.V.
Inversiones Nextel de Mexico, S.A. de C.V.
Nextel Communications Argentina S.A.
Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V.
Multifon, S.A. de C.V.

By:	______________________
ROBERT J. GILKER ATTORNEY IN FACT

Nextel S.A.
Nextel Telecomunicações Ltda.
Promobile Telecomunicações Ltda.
Telemobile Telecomunicações Ltda. bob.gilker@nii.com
Master-Tec Telecomunicações Industria e Comercio de Produtos
      Eletronicos Ltda.
Telecomunicações Brastel S/C Ltda.

By:	______________________
ROBERT J. GILKER ATTORNEY IN FACT

By:	______________________
MERCEDES M. BARRERAS ATTORNEY IN FACT